Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) of Monterey Homes Corporation (formerly Homeplex Mortgage Investments Corporation) of our report dated February 13, 1996, with respect to the consolidated financial statements of Monterey Homes Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1996.


                                              /s/ Ernst & Young LLP

Phoenix, Arizona
October 10, 1997